Exhibit 3.2

Amended and Restated Bylaws

Of

Evolution Metals & Technologies Corp.

Article I. Offices

Section 1.01 Principal Office. The registered office of the Evolution Metals & Technologies Corp. (the “Corporation”) shall be located in such place as may be provided from time to time in the Certificate of Incorporation of the Corporation, as may be amended from time to time (the “Certificate of Incorporation”).

Section 1.02 Other Offices. The Corporation may also havave offices at such other places both within and without the State of Delaware as the Board of Directors (the “Board”) may from time to time determine or as the business of the Corporation may require.

Article II. Stockholders

Section 2.01 Annual Meetings. The annual meeting of the stockholders of the Corporation shall be held wholly or partially by means of remote communication or at such place, within or without the State of Delaware, on such date and at such time as may be determined by the Board and as shall be designated in the notice of said meeting.

Section 2.02 Special Meetings. Special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be held wholly or partially by means of remote communication or at any place, within or without the State of Delaware, and may be called by resolution of the Board, or by the Chairman of the Board, the Executive Chairman of the Board, the Chief Executive Officer, or the President (if any), and may not be called by any other person.

Section 2.03 Notice and Purpose of Meetings. Written or printed notice of the meeting stating the place, day and hour of the meeting and, in case of a special meeting, stating the purpose or purposes for which the meeting is called, and in case of a meeting held by remote communication stating such means, shall be delivered not less than ten nor more than sixty days before the date of the meeting, either personally, by mail, or by telegram, facsimile or cable or other electronic means, by or at the direction of the Chief Executive Officer, the Secretary, or the persons calling the meeting, to each stockholder of record entitled to vote at such meeting. Such notice shall be deemed to be given at the time of receipt thereof if given personally or at the time of transmission thereof if given by telegram, telex, facsimile or cable or other electronic means.

Section 2.04 Voting; Proxies.

(a)	Unless otherwise provided in the Certificate of Incorporation, every stockholder of record shall be entitled at every meeting of stockholders to one vote for each share of capital stock standing in his name on the record of stockholders. If the Certificate of Incorporation provides for more or less than one vote for any share on any matter, every reference in these Amended and Restated Bylaws (these “Bylaws”) or any provision of the Delaware General Corporation Law (the “GCL”), to a majority or other proportion of stock shall refer to such majority or other proportion of the votes of such stock. The provisions of the GCL shall apply in determining whether any shares of capital stock may be voted and the persons, if any entitled to vote such shares, but the Corporation shall be protected in treating the persons in whose names shares of capital stock stand on the record of stockholders as owners thereof for all purposes.

(b)	In any uncontested election of directors, each person receiving a majority of the votes cast shall be deemed elected. For purposes of this Section 2.04(b), a ‘majority of the votes cast’ shall mean that the number of votes cast ‘for’ a director must exceed the number of votes cast ‘against’ that director (with ‘abstentions’ and ‘broker non-votes’ not counted as a vote cast with respect to that director). In any contested election of directors, the persons receiving a plurality of the votes cast, up to the number of directors to be elected in such election, shall be deemed elected. The Board may, but need not, establish policies and procedures regarding the nomination, election and resignation of directors, which policies and procedures may: (i) include a condition to nomination by the Board for election or re-election as a director that an individual agree to tender, if elected or re-elected, an irrevocable offer of resignation conditioned on: (A) failing to receive the required vote for re-election at the next meeting at which such person would face re-election and (B) acceptance of the resignation by the Board, (ii) require: (A) if one exists, the Corporation’s nominating and governance committee or other committee designated by the Board (the “Nominating and Governance Committee”) to make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken and (B) the Board to act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days, to the extent practicable, from the date of the certification of the election results. A “contested election” is one in which: (i) the Secretary receives a notice that a Stockholder has nominated a person for election to the Board in compliance with the advance notice requirements for stockholder nominees for director set forth in Section 2.06 and (ii) such nomination has not been withdrawn by such stockholder on or before the 10th day before the Corporation first mails its notice of meeting for such meeting to the stockholders. An “uncontested election” is any election other than a contested election. All elections of directors shall be by written ballot unless otherwise provided in the Certificate of Incorporation.

(c)	As to each matter submitted to a vote of the stockholders (other than the election of directors), except as otherwise provided by law or by the Certificate of Incorporation or by these Bylaws, such matter shall be decided by the affirmative vote of the holders of a majority of shares of stock present or represented at the meeting and entitled to vote (meaning that of the shares present or represented at the meeting and entitled to vote, a majority of them must be voted “for” the proposal for it to be approved). Abstentions will have the same effect as a vote “against” the proposal, and broker non-votes will have no effect on the vote for the proposal.

(d)	In voting on any other question on which a vote by ballot is required by law, the voting shall be by ballot. Each ballot shall be signed by the stockholder voting or by his proxy and shall state the number of shares voted. Every stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person(s) to act for him by proxy. Any proxy to be used at a meeting of stockholders must be delivered to the Secretary of the Corporation or his or her representative at the principal executive offices of the Corporation at or before the time of the meeting. The validity and enforceability of any proxy shall be determined in accordance with the provisions of the GCL. The Chairman shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at the meeting.

Section 2.05 Nomination of Directors. Only persons who are nominated in accordance with the procedures set forth in these Bylaws shall be eligible for election as directors. Nominations of persons for election to the Board may be made at a meeting of stockholders at which directors are to be elected only (a) by or at the direction of the Board or (b) by any stockholder of the Corporation entitled to vote for the election of directors at a meeting who complies with the notice procedures set forth in Section 2.06.

Section 2.06 Advance Notice Requirements for Stockholder Proposals and Director Nominations.

(a)	For director nominations or other business to be properly brought by a stockholder before an annual meeting of stockholders, a stockholder’s notice must include the following information and/or documents, as applicable:

(i)	the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and of the beneficial owner of stock of the Corporation, if any, on whose behalf such nomination or proposal of other business is made (such beneficial owner, the “Beneficial Owner”);

(ii)	representations that, as of the date of delivery of such notice, such stockholder is a holder of record of stock of the Corporation and is entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to propose and vote for such nomination and any such other business;

(iii)	as to each person whom the stockholder proposes to nominate for election or re-election as a director (a “Stockholder Nominee”):

(1)	all information relating to such Stockholder Nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (as amended from time to time, the “Exchange Act”) or any successor provision thereto, including such Stockholder Nominee’s written consent to serving as a director if elected and to being named in the Corporation’s proxy statement and form of proxy if the Corporation so determines; and

(2)	a statement whether such Stockholder Nominee, if elected, intends to tender, promptly following such Stockholder Nominee’s election or re-election, an irrevocable offer of resignation effective upon such Stockholder Nominee’s failure to receive the required vote for re-election at the next meeting at which such Stockholder Nominee would face re-election and upon acceptance of such resignation by the Board;

(iv)	as to any other business that the stockholder proposes to bring before the meeting:

(1)	a brief description of such business;

(2)	the text of the proposal (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend these Bylaws or the Certificate of Incorporation, the text of the proposed amendment); and

(3)	the reasons for conducting such business at the meeting; and

(v)	in all cases:

(1)	the name of any affiliate (within the meaning of Rule 12b-2 under the Exchange Act) or associate (within the meaning of Rule 12b-2 under the Exchange Act) of such stockholder, Beneficial Owner and/or Stockholder Nominee (each of the foregoing, including, for the avoidance of doubt, the stockholder, Beneficial Owner and/or Stockholder Nominee, a “Stockholder Group Member”) that has any agreement, arrangement or understanding during the past two years for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy given to such Person in response to a public proxy solicitation made generally by such Person to all holders of common stock of the Corporation) or disposing of any capital stock of the Corporation or to cooperate in obtaining, changing or influencing the control of the Corporation (except independent financial, legal and other advisors acting in the ordinary course of their respective businesses) (each Person described in this Section 2.06(a)(v)(1), including each Stockholder Group Member, a “Covered Person”), and a description, and, if in writing, a copy, of each such agreement, arrangement or understanding;

(2)	a list of the class, series and number of shares of capital stock of the Corporation that are beneficially owned or owned of record, directly or indirectly, by each Covered Person, including any class or series of shares of capital stock of the Corporation that each Covered Person has the right to acquire beneficial ownership of, together with documentary evidence of such record or beneficial ownership;

(3)	a description of whether and the extent to which any Covered Person holds any voting, investment, pecuniary and/or economic interests, privileges or rights, directly or indirectly, in a security, contract or arrangement relating to the stock or other securities of the Corporation, including without limitation any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act, but without regard to clause (6) thereto), and any other derivative, option, swap, stock loan, repurchase agreement, or other instrument (whether settled in cash or in stock) whose value is derived, in whole or in part, from the price or other attribute of the stock or other securities of the Corporation;

(4)	a list of all transactions by any Covered Person involving any shares of capital stock of the Corporation or any derivative securities (as defined above) or other derivatives or similar arrangements related to any shares of capital stock of the Corporation entered into or consummated within 60 days prior to the date of such notice; and

(5)	a representation as to whether any Covered Person intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee, (y) otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination or (z) solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the Corporation’s nominees pursuant to Rule 14a-19 under the Exchange Act (such representation, the “Solicitation Representation”).

(b)	A notice delivered by or on behalf of any Stockholder under this Section 2.06 shall be deemed to be not in compliance with this Section 2.06 and not be effective if: (x) such notice does not include all of the information, documents and representations required under this Section 2.06, (y) after delivery of such notice, any information or document required to be included in such notice changes or is amended, modified or supplemented, as applicable, prior to the date of the relevant meeting and such information and/or document is not delivered to the Corporation by way of a further written notice as promptly as practicable following the event causing such change in information or amendment, modification or supplement, as applicable, and in any case where such event occurs within 45 days of the date of the relevant meeting, within five business days after such event or (z) any Covered Person does not act in accordance with the representation set forth in the Solicitation Representation; provided, however, that the Board shall have the authority to waive any such non-compliance if the Board determines that such action is appropriate in the exercise of its fiduciary duties.

(c)	Notwithstanding Section 2.06(b), in the event that the number of directors to be elected to the Board is increased effective at the next annual meeting and there is no Public Announcement (as defined below) specifying the size of the increased Board made by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.06 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such Public Announcement is first made by the Corporation and such notice otherwise complies with the requirements of this Section 2.06. Otherwise, to be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 90 days, from such anniversary date, or if no annual meeting was held in the preceding year, notice by a stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which the Public Announcement of the date of such meeting is first made by the Corporation. In no event shall the Public Announcement of an adjournment or postponement of an annual meeting commence a new time period for the giving of a Stockholder’s notice as described in this Section 2.06.

(d)	“Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, Section 14 or Section 15(d) of the Exchange Act or any document delivered to all stockholders (including any quarterly income statement).

(e)	Notwithstanding anything to the contrary in this Section 2.06 or these Bylaws, unless otherwise required by law, if a Covered Person (A) provides notice pursuant to Rule 14a-19(b) under the Exchange Act with respect to any proposed nominee for election as a director of the Corporation and (B) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such stockholder has met the requirements of Rule 14a-19(a)(3) under the Exchange Act in accordance with the following sentence), then the nomination of each such proposed nominee shall be disregarded, notwithstanding that the nominee is included as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any meeting (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded). Upon request by the Corporation, if any stockholder provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such stockholder shall deliver to the Corporation, no later than five business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) under the Exchange Act.

Section 2.07 Quorum. The holders of a majority of the shares of capital stock issued and outstanding and entitled to vote, represented in person or by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders present in person or represented by proxy shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

Section 2.08 Written Consent of Stockholders Without a Meeting. Whenever the stockholders are required or permitted to take any action by vote, such action may be taken without a meeting, without prior notice and without a vote, if a written consent or electronic transmission, setting forth the action so taken, shall be signed or e-mailed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting called for such purpose.

Article III. Directors

Section 3.01 Powers. The business affairs of the Corporation shall be managed by its Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders. The Board may adopt such rules and regulations, not inconsistent with the Certificate of Incorporation or these Bylaws or applicable laws, as it may deem proper for the conduct of its meetings and the management of the Corporation.

Section 3.02 Number, Qualifications, Term. The Board shall consist of one or more members. The number of directors shall be set from time to time by resolution of the Board or of the stockholders. Directors need not be residents of the State of Delaware nor stockholders of the Corporation.

Section 3.03 Classes of Directors.

(a)	Subject to Section 3.03(c), the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of these Bylaws, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of these Bylaws, and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of these Bylaws.

(b)	Subject to Section 3.03(c), at each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of these Bylaws, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.

(c)	If the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock (as defined in the Certificate of Incorporation), voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

Section 3.04 Term. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 3.05 Vacancies. Vacancies and newly created directorships resulting from any increase in the number of directors may be filled only by a majority of the directors then in office, though less than a quorum, and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred. A vacancy created for any reason may not be filled by the stockholders.

Section 3.06 Place of Meetings. Meetings of the Board, regular or special, may be held either within or outside of the State of Delaware.

Section 3.07 First Meeting. The first meeting of each newly elected Board shall be held immediately following and at the place of the annual meeting of stockholders and no other notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present, or it may convene at such place and time as shall be fixed by the consent in writing of all the directors.

Section 3.08 Regular Meetings. Regular meetings of the Board may be held upon such notice, or without notice, and at such time and at such place as shall from time to time be determined by the Board.

Section 3.09 Special Meetings. Special meetings of the board of directors may be called by the Chairman or the President or by the number of directors who then legally constitute a quorum. Notice of the time and place of all special meetings of the Board shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, charges prepaid, at least three days before the date of the meeting.

Section 3.10 Notice; Waiver. Attendance of a director at any meeting shall constitute a waiver of notice of such meeting, except where a director attends for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

Section 3.11 Quorum. A majority of the directors then in office shall constitute a quorum for the transaction of business unless a greater number is required by law, by the Certificate of Incorporation or by these Bylaws. If a quorum shall not be present at any meeting of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 3.12 Action Without A Meeting. Any action required or permitted to be taken at a meeting of the directors may be taken without a meeting if a consent in writing or by electronic transmission, setting forth the action so taken, shall be signed by all of the directors entitled to vote with respect to the subject matter thereof. In addition, meetings of the Board may be held by means of conference telephone or voice communication as permitted by the GCL.

Section 3.13 Action. Except as otherwise provided by law or in the Certificate of Incorporation or these Bylaws, if a quorum is present, the affirmative vote of a majority of the members of the Board will be required for any action.

Article IV. Committees

Section 4.01 Executive Committee. The Board may, by resolution adopted by a majority of the whole Board, designate one or more of its members to constitute members or alternate members of an Executive Committee.

Section 4.02 Powers and Authority of Executive Committee. The Executive Committee shall have and may exercise, between meetings of the Board, all the powers and authority of the Board in the management of the business and affairs of the Company, including, the right to authorize the purchase of stock, except that the Executive Committee shall not have such power or authority in reference to amending the Certificate of Incorporation; adopting an agreement of merger or consolidation; recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets; recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending these Bylaws of the Corporation or authorizing the declaration of a dividend.

Section 4.03 Other Committees. The Board may, by resolution adopted by a majority of the whole Board, designate one or more other committees, each of which shall, except as otherwise prescribed by law, have such authority of the Board as shall be specified in the resolution of the Board designating such committee. A majority of all the members of such committee may determine its action and fix the time and place of its meeting, unless the Board shall otherwise provide. The Board shall have the power at any time to change the membership of, to fill all vacancies in and to discharge any such committee, either with or without cause.

Section 4.04 Procedure; Meetings; Quorum. Regular meetings of the Executive Committee or any other committee of the Board, of which no notice shall be necessary, may be held at such times and places as shall be fixed by resolution adopted by a majority of the members thereof. Special meetings of the Executive Committee or any other committee of the Board shall be called at the request of any member thereof. So far as applicable, the provisions of Article III of these Bylaws relating to notice, quorum and voting requirements applicable to meetings of the Board shall govern meetings of the Executive Committee or any other committee of the Board. The Executive Committee and each other committee of the Board shall keep written minutes of its proceedings and circulate summaries of such written minutes to the Board before or at the next meeting of the Board.

Article V. Officers

Section 5.01 Number. The Board at its first meeting after each annual meeting of stockholders shall choose one or more Chief Executive Officers and a Secretary, none of whom need be a member of the Board. The Board may also choose a Chairman from among the directors, one or more Vice Presidents, Assistant Secretaries, Treasurers and Assistant Treasurers. The Board may appoint such other officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. The same person may hold two or more offices.

Section 5.02 Compensation. The salaries or other compensation of all officers of the Corporation shall be fixed by the Board. No officer shall be prevented from receiving a salary or other compensation by reason of the fact that he or she is also a director.

Section 5.03 Term; Removal; Vacancy. The officers of the Corporation shall hold office until their successors are chosen and qualify. Any officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the whole Board. Any vacancy occurring in any office of the Corporation shall be filled by the Board.

Section 5.04 Chairman. The Chairman shall, if one be elected, preside at all meetings of the Board.

Section 5.05 Chief Executive Officer. The Chief Executive Officer, shall preside at all meetings of the stockholders and the Board in the absence of a Chairman, shall have general supervision over the business of the Corporation and shall see that all directions and resolutions of the Board are carried into effect. The Corporation may have Co-Chief Executive Officers, in which event each such Co-Chief Executive Officer shall have the powers of the Chief Executive Officer as set forth herein, in the Certificate of Incorporation and in the GCL.

Section 5.06 President. The President shall, in the absence or disability of the Chief Executive Officer, perform the duties and exercise the powers of the Chief Executive Officer and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

Section 5.07 Vice President. The Vice President shall, in the absence or disability of the Chief Executive Officer, perform the duties and exercise the powers of the Chief Executive Officer and shall perform such other duties and have such other powers as the Board may from time to time prescribe. The Vice President shall, in the absence or disability of the Chief Executive Officer and of the Vice President, perform the duties and exercise the powers of the Chief Executive Officer and shall perform such other duties and have such other powers as the Board may from time to time prescribe. If there shall be more than one vice president, the vice presidents shall perform such duties and exercise such powers in the absence or disability of the Chief Executive Officer and of the Vice President, in the order determined by the Board.

Section 5.08 Secretary. The Secretary shall attend all meetings of the Board and all meetings of the stockholders and record all the proceedings of the meetings of the Corporation and of the Board in a book to be kept for that purpose. He or she shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board, and shall perform such other duties as may be prescribed by the Board or Chief Executive Officer, under whose supervision he shall be. He or she shall have custody of the corporate seal of the Corporation and he or she, or an assistant secretary, shall have the authority to affix the same to an instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature.

Section 5.09 Assistant Secretary. The Assistant Secretary, if there shall be one, or if there shall be more than one, the assistant secretaries in the order determined by the Board, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such powers as the Board may from time to time prescribe.

Section 5.10 Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

Section 5.11 Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board. He or she shall disburse the funds of the Corporation as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the Chairman, the Chief Executive Officer and the Board, at its regular meetings, or when the Board so requires, an account of all of his or her transactions as Treasurer and of the financial condition of the Corporation.

Section 5.12 Assistant Treasurer. The Assistant Treasurer, if there shall be one, or, if there shall be more than one, the Assistant Treasurers in the order determined by the Board, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

Section 5.13 Additional Officers. The Chief Executive Officer, the President and the Principal Financial Officer of the Corporation shall have the authority to designate employees of the Corporation to have the title of Vice President, Assistant Vice President, Assistant Treasurer, Assistant Controller or Assistant Secretary. Any employee so designated shall have the powers and duties determined by the officer making such designation. The persons upon whom such titles are conferred shall not be deemed officers of the Corporation unless elected by the Board.

Article VI. Capital Stock

Section 6.01 Form. The shares of the capital stock of the Corporation shall be represented by certificates in such form as shall be approved by the Board and shall be signed by the Chief Executive Officer, the President or a Vice President, and by the Treasurer or an assistant treasurer or the Secretary or an Assistant Secretary of the Corporation, and may be sealed with the seal of the Corporation or a facsimile thereof.

Section 6.02 Lost and Destroyed Certificates. The Board may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost or destroyed. When authorizing such issue of a new certificate, the Board, in its discretion and as a condition precedent to the issuance thereof, may prescribe such terms and conditions as it deems expedient, and may require such indemnities as it deems adequate, to protect the Corporation from any claim that may be made against it with respect to any such certificate alleged to have been lost or destroyed.

Section 6.03 Transfer of Shares. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate representing shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, a new certificate shall be issued to the person entitled thereto, and the old certificate cancelled and the transaction recorded upon the books of the Corporation.

Article VII. Indemnification

Section 7.01 General Provisions.

(a)	The Corporation shall indemnify, subject to the requirements of Section 7.01(d), any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b)	The Corporation shall indemnify, subject to the requirements of Section 7.01(d), any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

(c)	To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 7.01(a) or Section 7.01(b), or in defense of any claim, issue or matter therein, the Corporation shall indemnify him against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d)	Any indemnification under Section 7.01(a) or Section 7.01(b) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 7.01(a) or Section 7.01(b). Such determination shall be made (1) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

(e)	Expenses incurred by a director, officer, employee or agent in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Section 7.01. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate.

(f)	The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Section 7.01 shall not limit the Corporation from providing any other indemnification or advancement of expenses permitted by law nor shall they be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g)	The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Section 7.01.

(h)	For the purposes of this Section 7.01, references to “the Corporation” shall include any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 7.01 with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

(i)	For purposes of this Section 7.01, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Section 7.01.

(j)	The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 7.01 shall, unless otherwise provided when authorized or ratified by the Board, continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the heirs executors and administrators of such a person.

Article VIII. General Provisions

Section 8.01 Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board may from time to time designate.

Section 8.02 Fiscal Year. The fiscal year of the Corporation shall be determined, and may be changed, by resolution of the Board.

Section 8.03 Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

Article IX. Amendments

Section 9.01 Amendment by the Stockholders. These Bylaws may be altered, amended, supplemented or repealed or new Bylaws may be adopted at any regular or special meeting of stockholders at which a quorum is present or represented, by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock entitled to vote, provided notice of the proposed alteration, amendment or repeal be contained in the notice of such meeting.

Section 9.02 Amendment by the Board. These Bylaws may be altered, amended, supplemented or repealed or new Bylaws may be adopted by a resolution adopted by a majority of the whole Board at any regular or special meeting of the Board or in any action by written consent of the Board.

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